Exhibit 99.1
FOR IMMEDIATE RELEASE
For Information: Geoff Mordock
Telephone: (213) 489-8271
Kaiser Aluminum Receives Court Approval to Implement Previously Filed Commodity Subsidiary
Plans and Make Partial Distribution to Certain Creditors
FOOTHILL RANCH, Calif. — December 20, 2005 — Kaiser Aluminum announced today that in furtherance of its overall restructuring effort which focuses the Company’s future primarily on its fabricated products business, the Bankruptcy Court overseeing its Chapter 11 case confirmed the previously filed plans that would liquidate four commodity subsidiaries. Pursuant to the Bankruptcy Court’s order, the four liquidating commodity subsidiaries are authorized to make partial distributions to certain of their creditors, while reserving sufficient amounts for future distributions until the Bankruptcy Court resolves certain outstanding disputes among the creditors of these subsidiaries (more fully discussed below) and for the payment of administrative and priority claims and trust expenses. As more fully described below, if the four liquidating commodity subsidiaries implement the plans during 2005, it would likely reduce the Company’s income tax liability in respect of 2005.
The four affected subsidiaries are Alpart Jamaica Inc. (“AJI”) and Kaiser Jamaica Inc. (“KJC”), which had owned the company’s interests in an alumina refinery in Jamaica that were sold in July 2004, and Kaiser Alumina Australia Corporation (“KAAC”) and Kaiser Finance Corporation (“KFC”), which had owned the company’s interests in respect of an alumina refinery in Australia that were sold in April 2005. AJI, KJC, KAAC and KFC are hereinafter collectively referred to as the Liquidating Subsidiaries. Information regarding the AJI/KJC liquidating plan and the KAAC/KFC liquidating plan (collectively the “Liquidating Plans”) is contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 (the “September Form 10-Q”). Information regarding the Liquidating Plans and related disclosure statements are also posted in the Restructuring section of Kaiser Aluminum’s web site at www.kaiseraluminum.com.
The Bankruptcy Court’s ruling does not resolve a dispute between the holders of the Company’s Senior Notes and the holders of the Company’s Senior Subordinated Notes (more fully described in the September Form 10-Q) regarding their respective entitlement to certain of the proceeds from the sale of interests by the Liquidating Subsidiaries (the “Senior Note-Subordinated Note Dispute”). However, as a result of the Bankruptcy Court’s approval, the Company will pay all restricted cash and other assets held on behalf of or by AJI, KJC, KAAC and KFC to a trustee. The trustee will then be authorized to make partial distributions after setting aside sufficient reserves for amounts subject to the Senior Note-Subordinate Note Dispute (approximately $213 million) and for the payment of administrative and priority claims and trust expenses (approximately $40 million). After such reserves, the partial distribution is expected to total approximately $430 million of which, pursuant to the Liquidating Plans, approximately $196 million will be paid to the

Pension Benefit Guaranty Corporation (“PBGC”), and $202 million will be paid to the indenture trustees for the Senior Notes for subsequent distribution to holders of the Senior Notes. Of the remaining partial distribution, approximately $21 million will be paid to Kaiser Aluminum & Chemical Corporation (“KACC”), the Company’s principal operating subsidiary, and $11 million will be paid to the PBGC on behalf of KACC. All distributions, including future distributions, under the Liquidating Plans will be made to the holders of claims as of the close of business on December 20, 2005. Initial, partial distributions are expected to be made in late December 2005, although no assurances can be provided as to the actual timing of those distributions.
In connection with the effectiveness of the Liquidating Plans, once the Liquidating Subsidiaries have paid the cash and other assets to the trustee, the Liquidating Subsidiaries will be deemed to be dissolved and they will take the actions necessary to dissolve or otherwise terminate their corporate existence.
As also disclosed in the September Form 10-Q, the Company believes that it would likely have to pay approximately $8.5 million of Alternative Minimum Tax (“AMT”) in respect of 2005 as a result of the 2005 gain on sale of its interest in and related to the Australian alumina refinery. However, as further disclosed in the September Form 10-Q, if the company’s plan of reorganization and/or the Liquidating Plans were approved and implemented during 2005, certain tax attributes would likely be available to reduce the 2005 AMT. Assuming that the Company is able to implement the Court’s ruling, for which there can be no assurances, the Company currently estimates that it would reduce the likely 2005 AMT amount by approximately $4.0 million. The Company believes that any AMT amounts ultimately owed in respect of 2005 will be reimbursed to the Company from the funds reserved in respect of the Liquidating Plans, pursuant to an agreement with the creditors.
The Bankruptcy Court’s ruling does not in any way affect the Company’s plan of reorganization, which has been overwhelmingly accepted by the Company’s creditors, and for which confirmation hearings are to be held on January 9, 2006 and January 10, 2006.
Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, automotive, and custom industrial applications.
F-1032
Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future economic performance and financial condition of Kaiser, the status and progress of the company’s reorganization, the plans and objectives of the company’s management and the company’s assumptions regarding such performance and plans. Kaiser cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to consummation of the Liquidating Plans.